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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            NORTHWAY FINANCIAL, INC.

THE BERLIN CITY BANK, ACTING BY ITS DULY AUTHORIZED REPRESENTATIVE, AND AS SOLE STOCKHOLDER OF A CORPORATION UNDER THE NEW HAMPSHIRE BUSINESS CORPORATION ACT, ADOPTS THE FOLLOWING AMENDED AND RESTATED ARTICLES OF INCORPORATION FOR SUCH
CORPORATION:

         FIRST: The name of the corporation is Northway Financial, Inc.

         SECOND: The period of its duration is perpetual.

         THIRD: The corporation is empowered to transact any and all lawful business for which corporations may be incorporated under RSA 293-A. The principal purpose or purposes for which the corporation is organized are:

         1. Generally conducting the business and carrying on the activities of a bank holding company, as defined in the Bank Holding Company Act of 1956, as amended.

         2. Acquiring an interest in or control of banks, savings banks, financial institutions, and other corporations or associations of every kind and description through ownership of stock; acquiring such stock by purchase, exchange for its own securities, or otherwise; and exercising all of the rights, powers and privileges of such stock.

         FOURTH:

         Section 1. Number of Shares. The aggregate number of shares which the corporation shall have authority to issue is 9,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, par value $1.00 per share.

         As set forth in this Article Fourth, the Board of Directors or any authorized committee thereof is authorized from time to time to establish and designate one or more series of Preferred Stock, to fix and determine the variations in the relative rights and preferences as between the different series of Preferred Stock in the manner hereinafter set forth in this Article Fourth, and to fix or alter the number of shares comprising any such series and the designation thereof to the extent permitted by law.

         The number of authorized shares of the class of Preferred Stock may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the Common Stock entitled to vote, without a vote of the holders of the Preferred Stock, pursuant to the resolution or resolutions establishing the class of Preferred Stock or Amended and Restated Articles of Incorporation, as it may be amended from time to time.

         Section 2. General.

         The designations, powers, preferences and rights of, and the qualifications, limitations, and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, Sections 3, 4, and 5 of this Article Fourth.

         Section 3. Common Stock.

         Subject to all of the rights, powers, and preferences of the Preferred Stock, and except as provided by law or in this Article Fourth (or in any certificate of designation of any series of Preferred Stock) or by the Board of Directors or any authorized committee thereof pursuant to this Article Fourth:

                  (a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote;

                  (b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

                  (c) upon the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

         Section 4. Preferred Stock.

         Subject to any limitations prescribed by law, the Board of Directors or any authorized committee thereof is expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series of such stock, and by filing articles of amendment to these Amended and Restated Articles of Incorporation pursuant to applicable law of the State of New Hampshire, to establish or change from time to time the number of shares to be included in each such series, and to fix the designations, powers, and preferences and the relative, participating, optional, or other special rights of the shares of each series and any qualifications, limitations, and restrictions thereof. Any action by the Board of Directors or any authorized committee thereof under this Section 4 of Article Fourth shall require the affirmative vote of a majority of the directors then in office or a majority of the members of such committee. The Board of Directors or any authorized committee thereof shall have the right to determine or fix one or more of the following with respect to each series of Preferred Stock to the extent permitted by law:

                  (a) The distinctive serial designation and the number of shares constituting such series;

                  (b) The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

                  (c) The voting powers, full or limited, if any, of the shares of such series;

                  (d) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

                  (e) The amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

                  (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

                  (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                  (h) The price or other consideration for which the shares of such series shall be issued;

                  (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

                  (j) Such other powers, preferences, rights, qualifications, limitations, and restrictions thereof as the Board of Directors or any authorized committee thereof may deem advisable.

         FIFTH: The capital stock will be sold or offered for sale within the meaning of RSA 421-B. (New Hampshire Securities Act).

         SIXTH: None of the shares of the Corporation shall carry any preemptive or preferential rights of subscription with respect to any shares of any class or series of capital stock of the Corporation or any warrants to purchase such shares or securities convertible into such shares, whether now or hereafter authorized. Any and all capital stock or other securities of the Corporation now or hereafter authorized or created may be issued by action of the Board of Directors, without the necessity of any shareholder approval, to such persons, for such lawful consideration, and on such terms as the Board of Directors may determine.

         SEVENTH:

         Section 1.  Internal Affairs of the Corporation.

         (a) Powers of Directors. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors, except as otherwise provided by the Amended and Restated Articles of Incorporation or required by law.

         (b) Election of Directors. Election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide. There shall be no cumulative voting for directors or otherwise.

         (c) Terms of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. The initial Class I Directors shall serve for a term expiring at the annual meeting of shareholders to be held in 1998; the initial Class II Directors shall serve for a term expiring at the annual meeting of shareholders to be held in 1999; and the initial Class III Directors shall serve for a term expiring at the annual meeting of shareholders to be held in 2000. At each annual meeting of shareholders, the successor or successors of the class of directors whose term expires at that meeting shall be elected by a plurality of the votes of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors, and shall hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. The directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier death, disqualification, resignation, or removal.

         Notwithstanding the foregoing, whenever, pursuant to the provisions of Article Fourth of these Amended and Restated Articles of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of these Amended and Restated Articles of Incorporation and any amendments applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section 3.

         During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article Fourth hereof, then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (b) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director's earlier death, disqualification, resignation, or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification, or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

         (d) Vacancies. For a period of three years following the effective date of these Amended and Restated Articles of Incorporation, subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to fill vacancies in the Board of Directors relating thereto: (i) any vacancy in the Board of Directors occurring as a result of an increase in the size of the Board of Directors or the death, resignation, disqualification, or removal of a director nominated by Pemi Bancorp, Inc. pursuant to Section 1.09 of the Agreement and Plan of Merger by and among The Berlin City Bank, Northway Financial, Inc., Pemigewasset National Bank and Pemi Bancorp, Inc. dated as of March 14, 1997 shall be filled solely by the affirmative vote of two-thirds of the remaining directors then in office, even if less than a quorum of the Board of Directors, and (ii) all other vacancies in the Board of Directors shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors. Thereafter, subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to fill vacancies on the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification, or removal of a director, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors. Any director appointed to fill a vacancy in accordance with the preceding provisions of this Section shall hold office until the next annual meeting of shareholders and until such director's successor shall have been duly elected and qualified or until his or her earlier death, disqualification, resignation or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors, when the number of directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled. The affirmative vote of two-thirds of the directors of the Corporation shall be required to amend or repeal or adopt any provision in contravention of or inconsistent with clause (i) of this Subsection (d) of Section 2 of Article Seventh.

         (e) Removal. Subject to the rights, if any, of any series of Preferred Stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies on the Board of Directors) may be removed from office (a) only with cause and (b) only by the affirmative vote of the holders of two-thirds of the shares then entitled to vote at an election of directors. At least 30 days prior to any meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal shall be sent to the director whose removal will be considered at the meeting. For purposes of this Section 1 of Article Seventh of these Amended and Restated Articles of Incorporation, "cause," with respect to the removal of any director shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.

         Section 2. Voting For Business Combinations

         (a) Neither the Corporation nor any subsidiary of which the Corporation owns at least a majority of the equity securities ordinarily entitled to vote for the election of directors ("Subsidiary"), shall be a party to any of the transactions specified herein (a "Business Combination") or enter into any agreement providing for any Business Combination unless the conditions specified in (b), (c) and (d) below shall have been satisfied:

                   (i) any merger or consolidation (whether in a single
                       transaction or a series of related transactions) other than a merger or consolidation of the Corporation and any of its Subsidiaries or a merger or consolidation of any Subsidiaries of the Corporation; or

                  (ii) any sale, lease, exchange, transfer, or distribution of all or substantially all or a substantial portion of the property or assets of the Corporation or any of its Subsidiaries, including its goodwill; or

                 (iii) the issuance of any securities, or of any rights
                       warrants or options to acquire any securities of the Corporation or any of its Subsidiaries, to any shareholders other than by stock dividend declared and paid to all shareholders of the Corporation or pursuant to an employee stock ownership plan or a stock option plan established by the Corporation; or

                  (iv) any reclassification of the stock of the Corporation or any of its Subsidiaries or any recapitalization or other transaction (other than a redemption of stock) which has the effect, directly or indirectly, of increasing the proportionate share of stock of the Corporation or any of its Subsidiaries held by any person; or

                   (v) the adoption of any plan or proposal for (i) dissolution of the Corporation or any Subsidiary thereof or (ii) any partial or complete liquidation of the Corporation or any Subsidiary thereof.

         (b) The vote of the holders of at least eighty percent (80%) of the outstanding shares entitled to vote for the election of directors shall be required to approve or authorize any Business Combination to which the Corporation or any Subsidiary is a party unless the aggregate of the cash and fair market value of the consideration to be paid to all the holders of the Common Stock of the Corporation in connection with the Business Combination (when adjusted for stock splits, stock dividends, reclassification of shares, or otherwise) shall be equal to the highest price per share paid by the other party or parties to the Business Combination (the "Acquiring Party") in acquiring any of the Corporation's Common Stock; provided, however, that the consideration to be paid to the holders of the Common Stock of the Corporation shall be in the same form as that paid by the Acquiring Party in acquiring the shares of the Common Stock held by it except to the extent that any shareholder of the Corporation shall otherwise agree.

         (c) Subject to the provisions in (b) above, the vote of the holders of at least seventy-five percent (75%) of the outstanding shares entitled to vote for the election of directors shall be required to approve or authorize any Business Combination to which the Corporation or any Subsidiary is a party unless the Business Combination shall have been approved by at least two-thirds (2/3) of the directors of the Corporation who are not affiliated with, or shareholders of, the Acquiring Party, in which case the vote of the holders of at least a majority of the outstanding shares entitled to vote for the election of directors shall be required to approve or authorize such Business Combination.

         In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and of the shareholders, when evaluating a Business Combination or a proposal by another person or persons to make a Business Combination or a tender or exchange offer, the Board of Directors may, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors, and other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the Acquiring Party, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the Business Combination, and other likely financial obligations of the Acquiring Party, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and (iii) the experience and integrity of the Acquiring Party and its management.

         (d) In the event that all of the conditions set forth in (b) and (c) above are met, the Corporation or any Subsidiary may enter into any Business Combination under the terms and conditions specified in the NHBCA.

         (e) The affirmative vote of the holders of at least eighty percent (80%) of all of the shares of the Corporation entitled to vote for the election of directors shall be required to amend or repeal, or to adopt any provision in contravention of or inconsistent with Subsections (a) through (e) of Section 2 of Article Seventh, notwithstanding the fact that a lesser percentage may be specified by law.

         (f) For a period of three years following the effective date of these Amended and Restated Articles of Incorporation, the affirmative vote of two-thirds of the directors of the Corporation shall be required to approve or authorize a merger or consolidation involving Pemigewasset National Bank. The affirmative vote of two-thirds of the directors of the Corporation shall be required to amend or repeal, or adopt any provision in contravention of or inconsistent with this Subsection (f) of Section 2 of Article Seventh, notwithstanding the fact that a lesser percentage may be specified by law.

         Section 3.  Amendment of Amended and Restated Articles of Incorporation

         The Corporation reserves the right to amend or repeal these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by statute and these Amended and Restated Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation. Except as otherwise provided in these Amended and Restated Articles of Incorporation, no amendment or repeal of these Amended and Restated Articles of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with Section 293-A.10.03 of the NHBCA, and except as otherwise provided by law, thereafter approved by the shareholders. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of these Amended and Restated Articles of Incorporation, and in addition to any other vote of the holders of voting stock that is required by these Amended and Restated Articles of Incorporation or by law, the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of these Amended and Restated Articles of Incorporation; provided, however, that the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any of the provisions of Article Seventh, Sections 1, 2, 3, or 5 of these Amended and Restated Articles of Incorporation.

         Section 4.  Amendment of By-Laws

         (a) Amendment by Directors. Except as otherwise provided by law or the By-laws, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

         (b) Amendment by Shareholders. The By-laws of the Corporation may be amended or repealed at any annual meeting of shareholders, or special meeting of shareholders called for such purpose, by the affirmative vote of at least two-thirds of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that shareholders approve such amendment or repeal at such meeting of shareholders, such amendment or repeal shall only require the affirmative vote of the majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class.

         Section 5. Liability Limitations for Officers and Directors. No person who serves the Corporation as a director or an officer shall have any personal liability to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director or an officer, except liability for:

         (a) The amount of a financial benefit received by such director or officer to which he is not entitled;

         (b) An intentional infliction of harm on the Corporation or its shareholders;

         (c) A violation of Section 293-A.8.33; or

         (d) An intentional violation of criminal law.

         If the NHBCA is amended after the effective date of these Amended and Restated Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the NHBCA. Any repeal or modification of this Section 5 of Article Seventh by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

         EIGHTH: Any action required or permitted to be taken by the shareholders of the Corporation at any annual or special meeting of shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders and may not be taken or effected by a written consent of shareholders in lieu thereof.